EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


         We consent to the inclusion of our report on Bio-One Corporation dated February 17, 2004 relating to the consolidated financial statements of Bio-One Corporation and subsidiaries as of and for the year ended December 31, 2003 which report appears in the December 31, 2003 Annual Report on Form 10-KSB of Bio-One Corporation.


/s/ Tschopp, Whitcomb & Orr, P.A.
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Maitland, Florida
March 23, 2004